Exhibit (13)(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 59 to Registration Statement No. 2-25483 of Continental Assurance Company Separate Account (B) (the “Separate Account”) of Continental Assurance Company on Form N-3, of our report on the financial statements of the Separate Account, dated February 21, 2008. We also consent to the reference to us under the heading “Experts” in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Continental Assurance Company Separate Account (B)), which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 29, 2008